TABLE OF CONTENTS

EXHIBIT 8

Briggs And Morgan, Professional Association
2400 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402

June 2, 2000

iNTELEFILM Corporation
5501 Excelsior Boulevard
Minneapolis, Minnesota 55416

Ladies and Gentlemen:

      You have requested our opinion as to certain United States federal income tax consequences of your offer to exchange shares of your common stock for shares of common stock of Harmony Holdings, Inc., a Delaware corporation. We hereby confirm our opinion as set forth under the heading “The offer — Certain federal income tax consequences” in the Prospectus.

      We hereby consent to the reference to us under the heading “The offer — Certain federal income tax consequences” in the Prospectus and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

BRIGGS AND MORGAN, Professional Association

BY:	/s/ Avron L. Gordon

Avron L. Gordon